Exhibit 10.3

DENDREON CORPORATION

KEY EMPLOYEE INCENTIVE PLAN

SECTION 1. PURPOSE

The purpose of the Key Employee Incentive Plan (the “Plan”) of Dendreon Corporation (the “Company”) is to provide selected key employees of the Company with certain payments upon the achievement of specified goals in connection with certain restructuring events of the Company. The awards payable under the Plan are intended to provide an incentive to ensure the continued, collective efforts of the participating key employees.

SECTION 2. DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Court” shall have the meaning specified in Section 6.14.

“Board” means the Company’s Board of Directors.

“Bonus Amount” shall have the meaning specified in Section 4.1.

“Bonus Payment Date” shall have the meaning specified in Section 4.1.

“Cause” shall exist where, in the Company’s sole reasonable discretion, the Company determines that (i) the Participant has been insubordinate or refused or failed to carry out the instructions of the Company or the Board relating to the Company’s business and strategic plans for the Company; (ii) the Participant has engaged in misconduct or negligence in performing the Participant’s duties and responsibilities; (iii) the Participant has engaged in conduct which is dishonest, criminal, fraudulent, or otherwise involves moral turpitude, or which is materially injurious to the Company; and/or (iv) the Participant has engaged in activity prohibited by any other agreement between Employee and the Company. For the avoidance of doubt, this definition of Cause shall apply only to this Plan and shall have no effect on any other agreement, plan or policy of the Company that may apply to the Participant and the definition of “cause” contained in such agreement, plan or policy shall control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Disability” shall have the meaning as provided under Section 409A of the Code.

“Distributable Value” means an amount of cash or cash equivalents (net of all incurred but unpaid administrative fees and expenses of the Debtors) available for direct or indirect distribution to the Debtors’ prepetition creditors, as determined in good faith by the Board, which, in the case of (i) a Stand-Alone Plan, shall be determined on the date a confirmation order is entered in respect of such Stand-Alone Plan, or (ii) a Qualifying Sale, shall be determined on the date such sale is consummated; provided that in connection with a Qualifying Sale, the Board shall estimate any additional administrative costs that will be incurred in order to confirm and consummate a Plan of Reorganization, and the determination of applicable Distributable Value shall be reduced by such amount.

“Filing Date” shall have the meaning specified in Section 6.14.

“Participant” means each person identified on Exhibit A hereto.

“Payment Event” shall have the meaning specified in Section 4.2.

“Plan of Reorganization” means a plan under chapter 11 of the Bankruptcy Code specifying the treatment of claims against and interests in the Debtors and providing for the reorganization or liquidation of the Debtors.

“Qualifying Sale” means the sale or disposition by the Debtors of all or substantially all of their assets in an asset sale transaction authorized under section 363 of the Bankruptcy Code to a third party approved by the Bankruptcy Court either prior to or in connection with a Plan of Reorganization, which sale or disposition generates net cash proceeds at closing.

“Sale Termination” shall have the meaning specified in Section 4.3.

“Stand-Alone Plan” means a Plan of Reorganization pursuant to which substantially all of the reorganized equity interests of the Company are distributed to the unsecured creditors of the Debtors on account of their respective claims (or any other Plan of Reorganization structure that has the same effect in all material respects).

SECTION 3. ADMINISTRATION

The Board shall have the exclusive right, power and authority, in its sole, full and absolute discretion, to interpret any and all of the provisions of the Plan, to supervise the administration and operation of the Plan, to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for benefits arising under the Plan, to correct any defect or omission or reconcile any inconsistency in the Plan or any payment to be made hereunder, and to make any other determinations that it believes necessary or advisable in the administration of the Plan. Any decision or action of the Board shall be conclusive and binding on all parties, including without limitation each of the Participants and any beneficiary thereof. The Board may elect to delegate some or all of its administrative responsibilities under the Plan to such person(s) or entities as it shall determine in its sole and absolute discretion.

SECTION 4. PAYMENT OF BONUSES

4.1 In General. If a Payment Event occurs, the Company shall pay to each Participant a bonus amount (the “Bonus Amount”) in a cash lump sum on the date of the Payment Event or as soon as practicable thereafter (but in any event within thirty (30) business days following the Payment Event) (the “Bonus Payment Date”). Except as set forth in section 4.3, a Participant must be employed by the Company or its affiliates as of the date of the Payment Event in order to be entitled to receive the Bonus Amount. In no event shall the aggregate Bonus Amounts exceed $3,092,871.

4.2 Payment Event. The term “Payment Event” means the earlier of (a) the effective date of a confirmed Plan of Reorganization if (i) in the case of a Stand-Alone Plan, the Debtors have Distributable Value of at least $50 million or (ii) if a Qualifying Sale is consummated, the Debtors have Distributable Value of at least $325 million or (b) on the ninetieth (90th) day following the consummation of a Qualifying Sale with Distributable Value of at least $325 million. Upon the occurrence of a Payment Event, the Bonus Amount for each Participant shall be determined in accordance with the schedule set forth on Exhibit A hereto.

4.3 Termination of Employment. In the event that a Participant’s employment with the Company is terminated by the Company without Cause prior to the consummation of a Qualifying Sale or due to the Participant’s death or Disability at any time prior to the Bonus Payment Date, the Company shall pay such Participant a Bonus Amount, pro-rated based on a fraction, the numerator of which will be the number of days the Participant was employed by the Company from the Filing Date through the date of such termination of employment and the denominator of which will be the number of days from the Filing Date through the date of the Payment Event, on the Bonus Payment Date. In the event that a Qualifying Sale is consummated and a Participant (i) commences employment with the acquiror or (ii) does not receive an employment offer from the acquiror and is terminated by the Company without Cause prior to the Payment Event (a “Sale Termination”), the Company shall pay such Participant his or her full Bonus Amount on the date such Participant’s employment is so terminated. If a Participant’s employment with the Company is terminated other than (i) without Cause, (ii) due to the Participant’s death or Disability or (iii) due to a Sale Termination, in each case, prior to the Bonus Payment Date, the Participant shall forfeit any right to a Bonus Amount.

SECTION 5. AMENDMENT AND TERMINATION OF PLAN

The Board by written instrument may, in its sole discretion, at any time and from time to time amend, modify, suspend or terminate this Plan, in whole or in part.

SECTION 6. MISCELLANEOUS

6.1 Unfunded Plan / Participant’s Rights Unsecured and Unfunded. No assets of the Company or its affiliates shall be segregated or earmarked to represent the liability for accrued benefits under the Plan. The right of a Participant to receive a

Bonus Amount hereunder shall be an unsecured claim against the general assets of the Company. Neither the Company nor its affiliates shall be required to set aside money or any other property to fund its obligations under the Plan, and all amounts that may be set aside by the Company or its affiliates prior to the distribution of the Bonus Amounts under the terms of the Plan remain the property of the Company and its affiliates.

6.2 Plan is Not a Contract of Employment. The existence of this Plan, as in effect at any time or from time to time, or any right to a Bonus Amount under the Plan, shall not be deemed to constitute a contract of employment between the Company or any of its affiliates and any employee or Participant, nor shall it constitute a right to remain in the employ of the Company or any of its affiliates. Nothing in this Plan shall give a Participant the right to be retained in the service of the Company or its affiliates or to interfere with the rights of the Company or its affiliates to discipline or discharge a Participant at any time. Either party may terminate a Participant’s employment at any time, for any reason, with or without cause or notice.

6.3 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise.

6.4 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

6.5 Non-Alienation Provision; Third Party Rights. Subject to the provisions of applicable law, no interest of any person or entity in, or right to receive a benefit or distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including without limitation claims for alimony, support, separate maintenance and claims in bankruptcy proceedings. Nothing express or implied in the Plan is intended or may be construed to give any person other than eligible Participants any rights or remedies under the Plan.

6.6 Applicable Law. The Plan shall be construed and administered under the laws of the state of Delaware without regard to its principles of conflicts of laws.

6.7 Taxes. The Company (or such entities delegated by the Company) shall withhold from any Bonus Amounts made pursuant to the Plan such amounts as may be required by federal, state or local law.

6.8 No Impact on Other Benefits. Amounts paid or accrued under the Plan shall not be included in a Participant’s compensation for purposes of calculating benefits under any other plan, program or arrangement sponsored by the Company or any of its affiliates, unless such plan, program or arrangement so provides by express reference to the Plan.

6.9 No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any of its affiliates from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any rights under the Plan. No Participant, employee or other person shall have any claim against the Company or any of its affiliates as a result of any such action.

6.10 Limitation on Liability. The liability of the Company and its affiliates under the Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further additional duties, obligations, or costs on the Company or its affiliates or the Board or any other person or entity except as expressly set forth in the Plan.

6.11 Severability. If any provisions of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

6.12 Usage of Terms and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only and are to be ignored in the interpretation of the Plan.

6.13 Section 409A. It is the intention of the Company that awards under the Plan not result in taxation under Section 409A of the Code. Notwithstanding anything to the contrary herein, to the extent that any provision of this Plan would otherwise result in taxation under Section 409A of the Code, such provision shall be deemed null and void. Notwithstanding anything in the Plan to the contrary, the Board shall have the authority to amend the Plan to the extent necessary to avoid the imposition of tax under Section 409A of the Code. Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan, such Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.

6.14 Condition Precedent to Plan Effectiveness. The Company’s obligations under the Plan, including any obligations to pay any Bonus Amounts, are contingent upon approval by the Bankruptcy Court. In the event that such approval is not obtained, the Plan shall be null and void, and no party shall be entitled to enforce any rights against the Company thereunder.

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